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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vertex Pharmaceuticals Incorporated for the registration of 6,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 11, 2008, with respect to the consolidated financial statements of Vertex Pharmaceuticals Incorporated and the effectiveness of internal control over financial reporting of Vertex Pharmaceuticals Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 11, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm